Exhibit 99.1

News Release

Contact:

Scott Solomon

Senior Vice President

Sharon Merrill Associates

(617) 542-5300

ALOT@investorrelations.com

AstroNova Announces Financial Results for the

Second Quarter of Fiscal 2019

Board of Directors Declares Regular Quarterly Cash Dividend of

$0.07 Per Share

Second Quarter Fiscal 2019 Achievements (all comparisons with second quarter fiscal 2018)

•	Revenue of $33.8 million, up 23 percent

•	Operating income of $2.2 million, up 130 percent

•	Operating margin of 6.4 percent, up 300 basis points

•	Diluted EPS of $0.17 per share, up 55 percent

•	Bookings of $35.8 million, up 29 percent

•	Backlog of $24.5 million at July 28, 2018, up 30 percent

West Warwick, R.I. – August 22, 2018 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today announced financial results for the fiscal 2019 second quarter ended July 28, 2018.

“Our strong second-quarter performance was highlighted by record sales and improved operating expense leverage that helped to generate significant increases in operating income and earnings per share,” said President and CEO Greg Woods. “Our Test & Measurement segment led the way, with top-line growth of more than 80 percent helped by contributions from the Honeywell product printer line in our Aerospace business unit and new ToughWriter contracts.

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News Release

“Revenue in the Product Identification segment was up approximately 5 percent from the second quarter of last year, with contributions from both our tabletop and commercial printing product lines,” Woods said.

Revenues in both the domestic and international channels increased in the quarter. Domestic revenues were $20.0 million, representing an increase of 16.3 percent from the second quarter of fiscal 2018, while revenues through international channels were $13.8 million, up 34.0 percent over the prior year.

Second Quarter 2019 Operating Results

Total revenue was $33.8 million, a 23 percent increase over the prior year.

Gross profit was $13.4 million, or 39.6 percent of revenue, compared with $10.3 million, or 37.3 percent of revenue, for the prior year, driven by revenue growth and product mix.

Operating expenses were $11.2 million compared with $9.3 million in the prior-year period, primarily reflecting the Honeywell intangible amortization, costs associated with increased selling and marketing initiatives, and costs associated with the integration of the Honeywell printer line into the West Warwick, Rhode Island manufacturing facility. As a percentage of revenue, operating expenses declined approximately 70 basis points from the same quarter last year and more than 120 basis points on a sequential basis.

Operating income was $2.2 million, a 6.4 percent margin, compared with $942,000, a 3.4 percent margin, in the prior year.

Net income was $1.2 million, or $0.17 per diluted share, compared with net income of $727,000, or $0.11 per diluted share, in the prior year.

Bookings increased 29 percent to $35.8 million from $27.8 million in the second quarter of fiscal 2018.

Backlog at July 28, 2018 was $24.5 million, up 30 percent from $18.9 million at the end of the fiscal 2018 second quarter.

Second Quarter 2019 Operating Segment Results

The Product Identification segment generated revenue of $21.8 million, a 4.5 percent increase compared with $20.8 million in the prior year on higher sales of hardware and supplies. Segment operating income was $2.2 million, or 9.9 percent of revenue, versus $2.6 million, or 12.5 percent of revenue, in the prior year, due primarily to costs associated with new product development.

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News Release

The Test & Measurement segment generated revenue of $12.0 million, an 81.2 percent increase from $6.6 million in the prior year, primarily reflecting the impact of the Honeywell asset purchase and licensing agreement and increased supplies business. Segment operating income was $2.8 million, or 23.4 percent of revenue, versus $657,000, or 9.9 percent of revenue, in the prior year.

Hardware revenue was $12.9 million, a 50 percent increase from $8.6 million in the prior year. Supplies revenue was $17.9 million, a 9.8 percent increase from $16.3 million in the same period of fiscal 2018. Service/other revenue was $3.0 million, a 15.4 percent increase over the prior year.

Board Declares Quarterly Dividend

On August 20, 2018, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on September 21, 2018, to shareholders of record on September 14, 2018.

Recent Highlights

•

The Company’s QuickLabel® business unit launched the first of its second-generation Kiaro! digital inkjet color label printers, the Kiaro! QL-120, to customers worldwide through its direct sales force and international dealer network.

•

Following the Farnborough International Airshow, AstroNova secured multiple commitments from major airlines for its flagship ToughWriter® 640 and ToughWriter® 5 flight deck printers, which are used on a wide range of aircraft including the Boeing 737 MAX.

Business Outlook

“With solid order momentum and a strong backlog heading into the third quarter of fiscal 2019, we are positioned for continued growth,” Woods said. “We expect the second half of the fiscal year to outperform the first half, with gains in both Product Identification and Test & Measurement.”

Second-Quarter Fiscal 2019 Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. ET today. To participate on the conference call, please dial (877) 260-1479 (U.S. and Canada) or (334) 323-0522 (International) approximately 10 minutes prior to the start time and enter confirmation code 2195819.

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News Release

You can hear a replay of the conference call from 12:00 Noon ET Wednesday, August 22 until 12:00 p.m. ET Wednesday, August 29 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International). The passcode is 2195819. A real-time and an archived audio webcast of the call will be available through the “Investors” section of the AstroNova website, https://investors.astronovainc.com.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated supplies that allow customers to mark, track and enhance the appearance of their products. The segment’s two business units are QuickLabel®, the industry leader in tabletop digital color label printing and TrojanLabel®, an innovative leader for professional label presses and specialty printers. The Test and Measurement segment includes the Test & Measurement business unit, which offers a suite of products and services that acquire, record and analyze electronic signal data from local and networked sensors. The segment also includes the AstroNova Aerospace business unit, which designs and manufactures avionics equipment and systems that serve the world’s aerospace and defense industries with proven advanced airborne technology solutions for both the cockpit and the cabin. The key products include flight deck printers, networking hardware and related accessories. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s anticipated performance in the second half of fiscal 2019, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and subsequent filings AstroNova makes with the Securities and Exchange Commission.

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News Release

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

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ASTRONOVA, INC.

Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended		Six Months Ended
	July 28, 2018	July 29, 2017	July 28, 2018	July 29, 2017
Revenue	$33,807	$27,483	$65,294	$51,941
Cost of Goods Sold	20,408	17,224	39,784	32,376
Gross Profit	13,399	10,259	25,510	19,565
	39.6%	37.3%	39.1%	37.7%
Operating Expenses:
Selling & Marketing	6,397	5,315	12,898	10,426
Research & Development	2,029	1,675	3,721	3,307
General & Administrative	2,808	2,327	5,462	4,183

	11,234	9,317	22,081	17,916
Operating Income	2,165	942	3,429	1,649
	6.4%	3.4%	5.3%	3.2%
Other Income (Expense), Net	(512)	16	(782)	(33)

Income Before Taxes	1,653	958	2,647	1,616
Income Tax Provision	459	231	637	378

Net Income	$1,194	$727	$2,010	$1,238

Net Income per Common Share - Basic	$0.17	$0.11	$0.29	$0.17

Net Income per Common Share - Diluted	$0.17	$0.11	$0.29	$0.17

Weighted Average Number of Common Shares - Basic	6,860	6,727	6,825	7,097
Weighted Average Number of Common Shares - Diluted	7,083	6,838	6,999	7,218
Dividends Declared Per Common Share	$0.07	$0.07	$0.14	$0.14

Condensed Consolidated Balance Sheet Data

Amounts In Thousands

(Unaudited)

	(Unaudited)
	July 28, 2018	January 31, 2018
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$5,949	$10,177
Securities Available for Sale	—	1,511
Accounts Receivable, net	24,048	22,400
Inventory, net	28,396	27,609
Prepaid Expenses and Other Current Assets	1,767	1,251

Total Current Assets	60,160	62,948
PROPERTY, PLANT AND EQUIPMENT	43,559	42,877
Less Accumulated Depreciation	(34,034)	(33,125)

Property, Plant and Equipment, net	9,525	9,752
OTHER ASSETS
Intangible Assets, net	31,788	33,633
Goodwill	12,466	13,004
Deferred Tax Assets	1,827	1,829
Other Assets	1,304	1,147

Total Other Assets	47,385	49,613

TOTAL ASSETS	$117,070	$122,313

LIABILITEIS AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$6,082	$11,808
Accrued Compensation	3,294	2,901
Other Liabilities and Accrued Expenses	3,380	2,414
Current Portion of Long-Term Debt	5,024	5,498
Current Liability - Royalty Obligation	1,625	1,625
Line of Credit	1,500	—
Current Liability - Excess Royalty Payment Due	1,377	615
Income Taxes Payable	366	684
Deferred Revenue	236	367

Total Current Liabilities	22,884	25,912
NON CURRENT LIABILITIES
Long-Term Debt, net of current portion	15,249	17,648
Royalty Obligation, net of current portion	10,901	11,760
Deferred Tax Liabilities	623	698
Other Liabilities	1,925	2,648

TOTAL LIABILITIES	51,582	58,666
SHAREHOLDERS’ EQUITY
Common Stock	507	500
Additional Paid-In Capital	51,877	50,016
Retained Earnings	46,761	45,700
Treasury Stock	(32,960)	(32,397)
Accumulated Other Comprehensive Income	(697)	(172)

TOTAL SHAREHOLDERS’ EQUITY	65,488	63,647

TOTAL LIABILITY AND SHAREHOLDERS’ EQUITY	$117,070	$122,313